Exhibit 99.2

Project Kayak Conference Call Script

Slide 1 (Operator)

Hello and welcome to the Kintara and TuHURA conference call and webcast. As a brief reminder, all participants are currently in a listen-only mode. If anyone requires operator assistance during the event, please press star zero on your telephone keypad.

Slide 2 (Operator)

At this time, I'd like to remind our listeners that, except for statements of historical fact, the remarks on today's conference call may include forward-looking statements within the meaning of the securities laws. Forward-looking statements are based on current expectations, projections and interpretations that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by Kintara. These risks and uncertainties are described in our registration statements, reports and other filings with the Securities and Exchange Commission which are available on our website at kintara.com and sec.gov, as well as in the safe harbor statement included with today’s press release. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. Kintara does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

Joining me on today’s call are Robert Hoffman, President, Chief Executive Officer and Chief Financial Officer of Kintara and Dr. James Bianco, Chief Executive Officer of TuHURA Biosciences.

I’d now like to turn the call over to Robert Hoffman, Kintara’s President, Chief Executive Officer and Chief Financial Officer. Please proceed.

Slide 3 (Robert)

Thank you, (Operator’s name) and thank you everyone for joining us today. We are very pleased to have announced earlier today the proposed merger of Kintara and TuHURA and are looking forward to walking you through the exciting value proposition that we believe provides increased value for stakeholders of both companies.

Slide 4 (Robert)

We believe this merger would provide Kintara stockholders with a risk diversified development pipeline and transform the company into a Phase 3 clinical stage company.

TuHURA’s Immune Fx, or “IFx”, personalized cancer vaccines are designed to overcome tumor intrinsic factors, which allow tumors to escape recognition and attack by the patient’s immune system. It is designed to prime the activation of an innate immune response which can target and destroy cancer cells.

The lead product candidate, IFx-2.0, is being developed under the FDA’s accelerated approval pathway for the treatment of an aggressive form of skin cancer, called Merkel Cell Carcinoma. TuHURA expects to initiate a Phase 3 registration study in the second half of this year. In an ongoing Phase 1b study, IFx-2.0 demonstrated the ability to produce durable systemic anti-tumor responses in 80% of patients who initially failed therapy with checkpoint inhibitors.

In addition to its cancer vaccine technology, TuHURA is also developing Bi-functional antibody drug conjugates or ADCs designed to target the myeloid derived suppressor cells and modulate the tumor microenvironment to overcome factors outside the biology of the tumor that leads to acquired resistance, causing cancer immunotherapy to stop working. Myeloid Derived Suppressor Cells play a central role in acquired resistance by creating a highly immune suppressing microenvironment in which the tumor can live and escape immune attack.

So, as you can see, a combination with TuHURA would transform the Company into a Phase 3-ready company with two innovative technology platforms that have the ability to fuel a growing pipeline for years to come. With the proposed transaction that we announced today, I believe the combined company would be well positioned to make a true difference in the lives of patients suffering from cancer, while also delivering near- and long-term value to our shareholders.

Slide 5 (Robert)

I would like to summarize the key details of the transaction. Under the terms of the merger agreement, subject to stockholder approval, on a pro forma basis, post-merger Kintara equity holders are expected to collectively own up to approximately 5.45% (including the shares underlying the contingent value rights (CVR) to be received by certain of Kintara’s equityholders) and TuHURA equityholders are expected to collectively own approximately 94.55% with the CVR, of the common stock of Kintara on a pro forma fully diluted basis.

As part of the 5.45% pro forma ownership, pre-merger Kintara stockholders, certain warrant holders and certain preferred stockholders of record will receive a CVR. Holders of the CVR will be entitled to receive additional shares of common stock of Kintara in connection with Kintara’s ongoing NIH-sponsored and funded open label 15-patient study of REM-001 in patients with cutaneous metastatic breast cancer (“CMBC”). The additional shares of Kintara through the CVR will be earned and distributed if the study shows an acceptable benefit risk profile. Once completed the company expects to seek to out-license or identify an acquirer for the technology.

In connection with the transaction, TuHURA has a $31 million subscribed financing of convertible notes that will convert into common equity at the closing of the merger, and that financing is included in the pro forma ownership percentages I just mentioned.

Following the merger, the combined company, TuHURA Biosciences will be headquartered in Tampa, Florida, and the executive officers are expected to be Dr. Bianco as Chief Executive Officer, and Dan Dearborn, CPA as Chief Financial Officer. The merger agreement provides that the board of directors of the combined company will be composed of five members, with four members initially designated by TuHURA and one member initially designated by Kintara.

With that, I will now turn the call over to Dr. Jim Bianco to provide additional background and details on TuHURA’s technologies, pipeline, and strategy. Jim?

Slide 6 (Jim)

Thank you, Robert, I could not be more excited about this merger.

Slide 7 (Jim)

As Robert mentioned, we're a Phase 3 registration stage company with novel technologies targeting two compelling areas in the immuno-oncology space – specifically personalized cancer vaccines and Antibody drug conjugates or ADCs. We have built a pipeline of drug candidates spanning preclinical development for our bi-functional antibody drug conjugates, to IND-enabling studies for our intravenous tumor targeted mRNA cancer vaccine, to our Phase 3 registration trial for our pDNA vaccine in Merkel cell carcinoma, providing the Company with what we believe is a well-balanced - risk diversified pipeline.

Slide 8 (Jim)

Our IFx-2.0 cancer vaccine is entering a phase 3 trial as adjunctive therapy with Keytruda, Merck’s checkpoint inhibitor, with a goal of increasing Keytruda’s response rate.

We believe allowing checkpoint inhibitors to work better in more patients is an attractive high value commercial opportunity for the following reasons.

Checkpoint inhibitors have clearly revolutionized the treatment of cancer, in some cases replacing chemotherapy as a new standard of care. They are currently approved in more than 20 cancer types with 9 checkpoint inhibitors on the market and several more in development. Merck’s checkpoint inhibitor, Keytruda, dominates this market with sales far exceeding the others on a run rate in 2024 of $30 billion in sales – which represents almost 40% of Merck’s total annual sales. Importantly Keytruda comes off patent in 2028, which may be relevant to our Phase 3 trial design we will discuss shortly.

When checkpoint inhibitors work, they typically produce long lasting remissions. Unfortunately, they only work in 20% to 30% of patients.

Increasing the response rate to checkpoint inhibitors represents an attractive commercial opportunity.

Slide 9 (Jim)

Let me tell you how our personalized cancer vaccine, IFx-2.0, works to overcome the main reason checkpoint inhibitors fail – a process termed primary resistance.

Slide 10 (Jim)

In order for a checkpoint inhibitor to work your tumor must appear foreign to your immune system resulting in activation of cancer fighting T cells. However the majority of tumors don’t look foreign to your immune system.

Therefore, the primary goal of any cancer vaccine is to make your tumor look foreign and activate an immune response so checkpoint inhibitors can work where they otherwise would fail. That is what IFx-2.0 does, it makes a patient’s tumor appear foreign and activates an immune response allowing checkpoint inhibitors to work.

The way IFx-2.0 does this is by harnessing the power of our innate immune system to activate an immune response.

IFx-2.0 is a pDNA, which when injected into a tumor cell, encodes for the production of a highly immunogenic bacterial protein which becomes expressed on the surface of a tumor cell. So, even if your tumor didn’t look foreign to your immune system– it now will look like a bacterium which will activate an immune response against the tumor.

Pathogens, like viruses, and bacteria are made up of proteins that have a specific molecular fingerprint, or patterns called “motifs.” These molecular patterns are recognized by pattern recognition receptors on our immune cells that are present at birth – these immune cells are called antigen presenting cells or APCs, which are part of our innate immune system.

These receptors have been conserved and pre-programmed through evolution to recognize these specific patterns as the body’s first line of defense against pathogens like bacteria which will naturally activate an innate immune response.

Activated APCs will recognize the bacterial protein as being foreign and digest the entire tumor cell and package all of the tumor foreign proteins or neoantigens that are present inside the tumor cell and present them to newly produced T cells and B cells. Now your T and B cells are educated to these tumor foreign antigens and will, in the case of B cells, produce tumor specific antibodies. These antibodies along with tumor specific T cells will seek out, attack and destroy the patient’s tumor.

It is in this setting that checkpoint inhibitors can work to amplify the tumor killing ability of T cells.

Slide 11 (Jim)

To test the ability of IFx-2.0 to prime an innate immune response we conducted a Phase 1b trial among patients with an aggressive and often lethal form of skin cancer called Merkel cell carcinoma and another skin cancer called Squamous cell carcinoma.

This trial was designed to test different doses and schedules of IFx-2.0 to determine the best dose and schedule to maximize activation of an immune response.

In the right panel you can see there were 3 cohorts with 3 patients in each cohort. IFx-2.0 was administered weekly for 1, 2 or 3 weeks. The study demonstrated that IFx-2.0 could be safely administered weekly for 3 weeks. It also demonstrated that a patient’s immune response was more robust at 3 weekly dose level – which is the dosing schedule for subsequent studies.

Following the safety portion of the protocol, the investigator rechallenged most patients with a checkpoint inhibitor. Based on those results the study opened an expansion phase to enroll an additional 11 patients.

The results in the first 9 patients were reported at the ASCO meeting last

June. The preliminary trial results for all 20 patients were submitted for presentation to ASCO this year.

I am going to present the data that was reported last year at the ASCO meeting on 5 of the 6 patients with advanced Merkel cell and 2 of the 3 patients with advanced Squamous cell that received first line therapy with Keytruda or a Keytruda like checkpoint inhibitor and no subsequent therapy before receiving IFx-2.0.

Following IFx-2.0, each of these 7 patients were then rechallenged with Keytruda or a Keytruda-like drug after having failed them.

Slide 12 (Jim)

This slide shows the chronology of these patients’ treatment. Patients 1-5 noted on the lefthand side were the Merkel cell patients and 6 and 7 Squamous cell.

Each of these patients received first line therapy with Keytruda or a Keytruda-like checkpoint inhibitor. This is shown by the dark purple bars PD stands for progressive disease.

Each patient rapidly progressed while receiving a checkpoint inhibitor as their first line treatment. Once they progressed, they stopped receiving the checkpoint inhibitor and entered our the IFx-2.0, Phase 1b trial.

The yellow bar shows when IFx-2.0 was administered into a cancerous skin lesion or lymph node. Following IFx-2.0 evaluation for safety they then received the same class of checkpoint inhibitor they initially failed.

4 of the 5 Merkel patients and 1 of the 2 Squamous patients achieved a durable anti-tumor response ranging from a partial response to pathologic complete response or complete response.

We also observed the ability to overcome checkpoint inhibitor resistance in a separate phase 1 study in advanced refractory melanoma where 3 of 4 patients achieved a response. Those data are being published later this year in Cancer Immunology, the journal of the American Association for Cancer Research or AACR.

Slide 13 (Jim)

I thought it would be helpful to show you the degree of clinical responses that were observed following IFx and rechallenge with checkpoint inhibitor.

In the left-hand panel, this is a patient with what is termed in-transit metastasis. All of those nodules are metastatic deposits of Merkel cell carcinoma. Despite receiving 3 months of avelumab, a Keytruda-like checkpoint inhibitor, these lesions continued to grow and spread. The patient then received IFx-2.0 weekly for 3 weeks. In the upper right-hand corner of the panel on the left, is a sharpie mark where IFx was administered to Merkel lesions once weekly for 3 weeks. This patient was put back on a checkpoint inhibitor, in this case Keytruda. You can see marked necrosis and tumor regression in middle panel with clearing of the lesion in right hand panel. This patient’s PR lasted 33 months.

Slide 14 (Jim)

Here is another example. This is a CT scan of a patient’s thigh. The blue arrow points to large solitary tumor mass.

Despite receiving 3 months of Keytruda the tumor continued to grow at which point the patient received IFx-2.0.

IFx was injected once weekly x 2 weeks into the tumor mass.

Following IFx the patient was retreated with Keytruda. The panel on the right shows marked reduction in the size of the lesion classifying it as a PR. Upon surgical removal, pathology revealed no evidence of tumor and the response was reclassified from radiographic PR to pathologic CR.

This patient’s response is ongoing for more than 23 months.

Slide 15 (Jim)

This is a CT scan of a patient’s abdomen. A is anterior or front of the abdomen and P is posterior. The blue arrows point to subdermal metastatic deposits and the blue lines in the center of the scan represent measurements of 2 large retroperitoneal tumors.

Like the other cases, this patient’s cancer progresses through 2 months of Keytruda at which point the drug was discontinued.

IFx was then injected into the subdermal lesions shown by the blue arrows. Following IFx they were then rechallenged with a Keytruda like drug.

The 2 subdermal lesions disappeared and the large masses in the abdomen shrunk by 80%. This partial response is ongoing at 20 months.

Slide 16 (Jim)

Let me provide a little background on Merkel cell. This aggressive form of skin cancer is caused by a virus called polyoma virus, with approximately 2,500 patients diagnosed each year in the US.

In 2018 the checkpoint inhibitor Keytruda received accelerated approval as first line therapy for advanced or metastatic Merkel cell.

The approval was based on a single arm study showing Keytruda could produce an overall response rate of 56% with 20% of the responses being CR and 36% PR.

The panel on the right shows if you achieved a CR almost 75% of those patients were still in CR at 2 years, and almost 50% if you achieved a PR.

While these data are encouraging, there still exists a major unmet medical need as there are no effective or approved therapies for the 45% of patients who don’t respond to Keytruda.

Slide 17 (Jim)

Given our data demonstrating IFx may provide durable responses in patients who failed checkpoint inhibitor therapy when they are re-treated with a checkpoint inhibitor, we approached the FDA focusing on the potential to conduct a single registration trial utilizing the FDA’s accelerated approval pathway, a process that worked successfully for 3 other drug candidates I developed at my prior company.

Working with both the FDA’s Office of Cellular, Tissue and Gene Therapy and Oncology Center of Excellence the FDA agreed to our conducting a single randomized placebo-controlled trial in patients with advanced or metastatic Merkel cell who are checkpoint inhibitor naïve under the FDA’s accelerated approval pathway.

We were encouraged by FDA to conduct the trial in first line – the rationale was driven by the results demonstrating the potential to “salvage” patients who are failing first line checkpoint inhibitor therapy. Treating with IFx prior to failure may allow more patients to respond to front line Keytruda than what is typically observed with Keytruda alone.

In this Phase 3 trial, patients will receive Keytruda, the front-line standard of care, along with placebo injections compared to Keytruda and adjunctive therapy with IFx-2.0 once weekly for 3 weeks. The primary endpoint of the study is ORR.

The FDA instituted its Accelerated Approval Program to allow for earlier approval of drugs that treat serious conditions, and fill an unmet medical need based on a surrogate endpoint like Overall Response

ORR is utilized in accelerated approval trials since response rates can be evaluated at 3 months and confirmed at 6 months at which point, if positive, a drug candidate can be submitted for regulatory approval consideration. Endpoints like PFS and OS may take 4 to 5 years to evaluate results before potential submission for regulatory approval.

We expect to begin this phase 3 trial in the 2nd half of this year with a 12-month projected patient enrollment followed by 6 months to have top line data analyzing the ORR primary endpoint.

We also expect to conduct this trial under a Special Protocol Assessment Agreement, or SPA, with the FDA.

Slide 18 (Jim)

Unlike Fast Track or Orphan Drug Designation the Accelerated Approval Pathway is not granted frequently by FDA, in fact last year the FDA posted that there were more than 12,000 ongoing oncology phase 3 trials ongoing while only 54 trials being conducted under the Accelerated Approval Pathway. Most of these trials are conducted by large biotech or pharma companies.

Slide 19 (Jim)

We recognize Merkel cell is a relatively small indication with about 2,000 patients receiving front line therapy with Keytruda. However, since the biologic mechanism of how tumors don’t respond to checkpoint inhibitors is similar irrespective of the type of cancer, then IFx may have the ability to overcome resistance to checkpoint inhibitors across a number of cancers which occur at a high incidence, like Breast or Ovarian cancers. We anticipate starting what is called a basket trial across several cancers like ovarian and trpile negative breast cancer among patient’s whose tumors exhibit primary resistance to checkpoint inhibitor therapy later this year. This could lead to the potential expansion of the potential commercial application for IFx-2.0

Slide 20 (Jim)

I have been how IFx-2.0 uses intratumoral injection of our pDNA to prime an innate immune response. For tumors that are not accessible to intratumoral injection, like blood related cancers such as leukemia or lymphoma, we are developing IFx-3.0.

Slide 21 (Jim)

We believe IFx-3.0 would be the first intravenously administered, tumor targeted cancer vaccine. We plan on investigating its first application in aggressive non-Hodgkins lymphoma.

We are developing what is termed an antibody fragment, or scFv that targets CD22. CD22 is a receptor that is highly over expressed on the surface of malignant B cell cancers like aggressive lymphoma.

We plan on linking that antibody fragment to a lipid nanoparticle containing our mRNA which also encodes for the same immunogenic bacterial protein we see with IFx-2.0.

Aggressive lymphoma is often a widespread disease which infiltrates the bone marrow, lymph nodes, and spleen. Even the blood has a high percentage of circulating malignant lymphoma cells.

Therefore administering IFx-3.0 via a vein into the bloodstream we have the potential to target much larger percentage of the tumor than we can achieve with local intratumoral injection with IFx-2.0. The result should be a more robust, widespread activation of the innate immune response.

We are currently examining different construct to select an optimized lead compound, targeting IND directed preclinical studies and first in human phase 1 testing by late 2025.

Slide 22 (Jim)

I'm going to close my part of the presentation discussing our novel bifunctional antibody drug conjugates or ADCs. There has been a flurry of large pharma acquisitions of next generation ADC companies. Those companies for the most part are developing ADCs focused on targeting tumor cells. Our ADC technology takes a truly novel direction, a paradigm shift by focusing on an important class of immune suppressing cells called myeloid derived suppressor cells or MDSCs that are key to why checkpoint inhibitors and cellular therapies like CAR-T stop working.

Slide 23 (Jim)

MDSCs are an important group of immune cells that are normally produced during pregnancy where they leave the bone marrow and populate the placenta.

These cells produce multiple substances that potently suppress both the innate and adaptive immune response.

In the setting of pregnancy, they create an immunologic sanctuary for the fetus. Given that 50% of the genetic makeup of the fetus is foreign to the mother’s immune system, this is nature’s way to prevent the fetus from being seen as foreign and attacked by the mother’s immune system.

In the setting of cancer, these cells are hijacked and populate the tissue that surrounds where the cancer lives, called the tumor microenvironment, providing the tumor an immunologic sanctuary to grow and evade immune attack by the patient’s immune system.

MDSCs are the primary culprit for causing what is termed acquired resistance which is why checkpoint inhibitors and cellular therapies stop working. These cells produce multiple immune suppressing soluble substances, cytokines even directly capable of inhibiting T cell activation and proliferation.

Over the past 5 years MDSCs have become a major target among pharma companies which are developing potential inhibitors of some of the individual immune suppressing substances produced by MDSCs as a way to overcome acquired resistance to immunotherapy.

Slide 24 (Jim)

Scientists at TuHURA and Moffitt Cancer Center discovered the presence of a well characterized Delta receptor that is highly overexpressed on tumor associated MDSCs.

What makes this receptor so important, it behaves as a master switch on MDSCs. Inhibition of the receptor prevents MDSCs from producing multiple of their immune suppressing substances and prevents their ability to leave the bone marrow and travel to the tumor or even prevent them from inhibiting T cell activation.

We are developing small molecule inhibitors of the Delta receptor to essentially shut off multiple ways the MDSCs cause immune suppression in the tumor microenvironment.

Utilizing our Delta receptor technology we have developed first-in-class bi-functional antibody drug conjugates. Unlike conventional ADCs, our ADCs are bi-functional – we use a small molecule drug to target the Delta receptor on MDSCs. The drug itself has a function, namely, to inhibit MDSC induced immunosuppression in the tumor microenvironment. Attached to that drug is an antibody payload, like Keytruda.

So, our bi-functional ADCs have the potential to remove the immunologic sanctuary that causes checkpoint inhibitors to stop working. At the same time, they localize an immune drug, like Keytruda where the tumor lives allowing checkpoint inhibitors potentially to keep on working. Localizing the checkpoint inhibitor in the tumor microenvironment may also decrease the severe toxicities seen in about 10% of patients receiving checkpoint inhibitors, by decreasing indiscriminate off target effects from checkpoint released T cells.

We are in the process of developing libraries of potent and selective inhibitors of the Delta receptor with the goal of having our bi-functional ADC for animal model testing later this year, with plans to advance to IND enabling studies a lead optimized compound by late 2025.

Slide 25 Jim to Robert

With that, I hope I was able to show why we are excited about the future of TuHURA and why we see this merger as being an important catalytic event for both Kintara and TuHURA stockholders.

I will now hand it back over to Robert.

Slide 26

Thank you, Jim. Before we close, I would like to touch on REM-001 and how it fits into our strategy going forward.

REM-001 is currently being assessed in an open-label study, evaluating safety and efficacy in 15 patients with cutaneous metastatic breast cancer. This study is funded principally by an SBIR Grant from the NIH and does not draw materially on the resources from the TuHURA financing mentioned earlier in the call. Given this, and the potential of this program, we intend to continue the study to completion and if successful, it will provide upside. Current Kintara shareholders will be provided with a Contingent Value Right under which they could receive additional shares of common stock as described earlier in this call. We will also look to the potential sale or partnering of this asset.

Slide 27

In closing, we could not be more excited about the proposed merger and the expected near-term transformation into a Phase 3 clinical stage company. With two innovative technology platforms targeting two of the most compelling areas in oncology, I believe this transaction is a transformational event that is expected to propel this company forward and have the potential to drive significant value for all stockholders.

I will now turn the call back over to the Operator.

Operator

This concludes the Kintara and TuHURA conference call and webcast. We would like to thank you for attending today’s presentation and as a reminder, a webcast replay of today’s event will be accessible on Kintara/TuHURA websites. You may now disconnect.